Exhibit 21.1

List of Subsidiaries

The following list includes all subsidiaries owned directly or indirectly by Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company.

Name of Subsidiary	Jursidiction of Incorporation or Organization	Health Plan Intermediaries Holdings, LLC Ownership Interest
Insurance Center for Excellence, LLC	Delaware	80%